Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Staffing 360 Solutions, Inc.

New York, NY

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-231949, No. 333-230503, No. 333-221281, No. 333-216666) and Form S-8 (No. 333-207265) of Staffing 360 Solutions, Inc. of our report dated May 11, 2020, relating to the consolidated financial statements, which appear in Staffing 360 Solutions, Inc.’s Form 10-K for the year ended December 28, 2019, filed with the Securities and Exchange Commission on May 11, 2020. Our report contains an explanatory paragraph regarding Staffing 360 Solutions, Inc’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, NY

October 26, 2020